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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.      )*

MercadoLibre, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
587733R102
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               ☑ Rule 13d-1(b)

               ☐ Rule 13d-1(c)

               ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	58733R102

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) eBay Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		8,126,062

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		8,126,062

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,126,062

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	18.4%

12	TYPE OF REPORTING PERSON*

	CO

Item 1.
(a)	Name of Issuer: MercadoLibre, Inc.

(b)	Address of Issuer’s Principal Executive Offices:
     Tronador 4890, 8th Floor
     Buenos Aires, C1430DNN, Argentina
Item 2.
(a)	Name of Person Filing:

eBay Inc.

(b)	Address of Principal Business Office or, if none, Residence
     2145 Hamilton Avenue
     San Jose, CA 95125
(c)	Citizenship: Delaware

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 58733R102

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
      Not applicable

Item 4.	Ownership
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount Beneficially Owned:

eBay Inc. 8,126,062

(b)	Percent of Class:

18.4%

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote:
               eBay Inc.     8,126,062
(ii)	Shared power to vote or to direct the vote:
               -0-
(iii)	Sole power to dispose or to direct the disposition of:
               eBay Inc.     8,126,062
(iv)	Shared power to dispose or to direct the disposition of:
               -0-

Item 5.	Ownership of Five Percent or Less of a Class
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
          Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          Not applicable.

Item 8.	Identification and Classification of Members of the Group
          Not applicable.

Item 9.	Notice of Dissolution of a Group
          Not applicable.

Item 10.	Certification
          Not applicable.
SIGNATURE
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2008
Date

/s/ Brian Levey, Vice President, Deputy General Counsel, Corporate & Assistant

Secretary of eBay Inc.

Signature

Brian Levey, Vice President, Deputy General Counsel, Corporate & Assistant Secretary

of eBay Inc.